SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☑	Definitive proxy statement
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☐	Soliciting material pursuant to Rule 14a-12

CREDIT ACCEPTANCE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END
2007 OPTION EXERCISES AND STOCK VESTED
2007 NONQUALIFIED DEFERRED COMPENSATION TABLE
2007 DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND TRANSACTIONS
INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS MATTERS
SHAREHOLDER PROPOSALS AND NOMINEES FOR 2009 ANNUAL MEETING

Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 21, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Wednesday, May 21, 2008, at 8:00 a.m., local time, for the following purposes:

1.	to elect five directors to serve until the 2009 Annual Meeting of Shareholders;

2.	to ratify the selection of Grant Thornton LLP as Credit Acceptance Corporation’s independent registered public accounting firm for 2008; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record on March 24, 2008 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, please cast your vote. On April 10, 2008, Credit Acceptance Corporation mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2008 proxy statement and annual report and vote online. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. The Proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

By Order of the Board of Directors,
Charles A. Pearce
Corporate Secretary

Southfield, Michigan
April 10, 2008

Credit Acceptance Corporation

PROXY STATEMENT

Annual Meeting of Shareholders to be held May 21, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Credit Acceptance Corporation, a Michigan corporation (the “Company”), to be used at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 21, 2008, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on or about April 10, 2008.

Only shareholders of record at the close of business on March 24, 2008 (the “Record Date”) will be entitled to vote at the meeting or any adjournment or postponement thereof. Each holder of the 30,494,102 issued and outstanding shares of the Company’s common stock (the “Common Stock”) on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Under rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is now furnishing proxy materials to its shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

A proxy may be revoked at any time before it is exercised by giving a written notice to the Corporate Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record or hold legal authority from a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted FOR the election of directors named in this Proxy Statement and FOR ratifying the selection of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for 2008. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

If you withhold your vote with respect to the election of the directors or abstain with respect to the ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm for 2008, your shares will be counted for purposes of determining a quorum. Withheld votes and abstentions will be excluded entirely from the vote on the election of directors and the ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm for 2008, respectively, and will therefore have no effect on the election and ratification, respectively.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. “Broker non-votes” occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. The election of directors and ratification of independent registered public accountants are considered routine matters, so your bank or broker will have discretionary authority to vote your shares held in street name on those proposals.

The expenses of soliciting proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy materials to shareholders.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 24, 2008 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 24, 2008 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

	Number
	of Shares		Percent of
	Beneficially Owned		Outstanding Shares

Donald A. Foss	19,523,269	(a)	64.3%
Brett A. Roberts	825,716	(b)	2.7%
Steven M. Jones	67,482	(b)	*
Michael W. Knoblauch	245,291	(b)	*
Kenneth S. Booth	32,594	(b)	*
Glenda J. Chamberlain	104,000	(b)	*
Thomas N. Tryforos	499,267	(c)	1.6%
Scott J. Vassalluzzo	4,280,217	(d)	14.1%
All Directors and Executive Officers as a Group (12 persons)	25,650,662	(e)	81.9%
Thomas W. Smith	5,272,778	(d)	17.4%
Idoya Partners L.P.	1,943,403	(d)	6.4%
Prescott Associates L.P.	1,830,101	(d)	6.0%

*	Less than 1%.

(a)	Shares are held by Donald A. Foss and Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Karol A. Foss as trustee of the Karol A. Foss Revocable Trust Under Agreement dated January 16, 1981, as amended and restated on January 26, 1984, June 28, 1990, December 10, 1997 and April 1, 2005, and Allan Apple as trustee of the Karol A. Foss 2005 Grantor Retained Annuity Trust under Agreement dated November 11, 2005, are the record owners of 9,711,773 of these shares of which Mr. Foss has sole voting power and dispositive power of such shares pursuant to an agreement dated December 6, 2001, and expiring December 6, 2013. In addition, Mr. Foss has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has a 20% interest. The amount also includes 2,204,198 shares pledged pursuant to a margin account arrangement. Mr. Foss’ business address is 25505 West Twelve Mile Road, Southfield, Michigan 48034-8339.

(b)	Includes shares which the individual has the right to acquire upon exercise of employee or director stock options and restricted shares as to which the individual has voting power but which are subject to forfeiture and restrictions on transfer until the related vesting conditions have been satisfied, as follows:

	Stock Options	Restricted Shares

Brett A. Roberts	552,469	104,866
Steven M. Jones	50,000	16,184
Michael W. Knoblauch	200,000	4,812
Kenneth S. Booth	10,000	11,044
Glenda J. Chamberlain	100,000	—
All Directors and Executive Officers as a Group (12 persons)	955,469	153,224

(c)	Mr. Tryforos shares power to dispose of 28,467 shares owned by others but has no voting rights with regard to those shares.

(d)	The number of shares is based on information obtained from Messrs. Smith and Vassalluzzo as of March 24, 2008. The number of shares that Mr. Vassalluzzo beneficially owns includes 4,073,462 shares over which he has shared voting and dispositive power, 55,000 shares over which he has sole voting power, and 206,755 shares over which he has sole dispositive power. Mr. Smith has shared voting and dispositive over 4,073,462 shares, sole voting power over 869,246 shares, and sole dispositive power over 1,199,316 shares. Idoya Partners L.P., a New York limited partnership for which Messrs. Smith and Vassalluzzo are each a general partner, has the sole power to vote or direct the vote and dispose of or to direct the disposition of 1,943,403 shares. Prescott Associates L.P., a New York limited partnership for which Messrs. Smith and Vassalluzzo are each a general partner, has the sole power to vote or direct the vote and dispose of or to direct the disposition of 1,830,101 shares. The shares held by Prescott Associates L.P. and Idoya Partner L.P. are included in the amount of shares beneficially owned by Messrs. Smith and Vassalluzzo over which they have shared voting and dispositive power. The business address of Idoya Partners L.P., Prescott Associates L.P., Mr. Smith and Mr. Vassalluzzo is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(e)	Includes shares referenced in (a), (b), (c) and (d), as it relates to Mr. Vassalluzzo, above.

PROPOSAL 1 — ELECTION OF DIRECTORS

Description of Nominees

Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The nominees named below have been selected by the Board of Directors of the Company. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select. Each of the nominees is currently a director of the Company.

The following sets forth information as to each nominee for election at the Annual Meeting, including their age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board of Directors and period of service as a director of the Company. The Board of Directors recommends a vote FOR each of the nominees for election. Executed proxies will be voted FOR the election of the Board of Director’s nominees unless shareholders specify otherwise in their proxies. The election of directors requires a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The five directors receiving the most “for” votes will be elected. Broker non-votes and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors.

Donald A. Foss; age 63; Chairman of the Board of Directors.

Mr. Foss is the founder and principal shareholder of the Company, in addition to owning and operating companies engaged in the sale of used vehicles. He was formally named Chairman of the Board of Directors and Chief Executive Officer of the Company in March 1992 and vacated the Chief Executive Officer position effective January 1, 2002.

Glenda J. Chamberlain; age 54; Executive Vice President and Chief Financial Officer, Whole Foods Market, Inc.

Ms. Chamberlain is the Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc., the largest natural and organic foods supermarket retailer in the United States. Ms. Chamberlain joined Whole Foods Market in 1988 as Chief Financial Officer, prior to which she held positions in public accounting, retail and business consulting. Ms. Chamberlain became a director of the Company in March 2004. She is also a director of Golfsmith International Holdings, Inc.

Brett A. Roberts; age 41; Chief Executive Officer.

Mr. Roberts joined the Company in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995. He was named Executive Vice President and Chief Financial Officer in January 1997, Co-President in January 2000, Executive Vice President of Finance and Operations in October 2000, Chief Operating Officer in January 2001, and Chief Executive Officer in January 2002. Mr. Roberts assumed the position of President from September 2006 until April 2007. Mr. Roberts became a director of the Company in March 2002.

Thomas N. Tryforos; age 48; Private Investor.

Mr. Tryforos is presently a private investor. Between May 1991 and September 2004, Mr. Tryforos was employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut. Mr. Tryforos became a director of the Company in July 1999.

Scott J. Vassalluzzo; age 36; General Partner, Prescott Investors, Inc.

Mr. Vassalluzzo is a General Partner at Prescott Investors, Inc., a private investment firm. Mr. Vassalluzzo joined Prescott Investors in 1998 as an equity analyst and became a General Partner in 2000. Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and received a certified public accountant certification. Mr. Vassalluzzo became a director of the Company in March 2007.

Other Executive Officers

Steven M. Jones; age 44; President.

Mr. Jones joined the Company in October 1997 as Manager of the Debt Recovery Department for Credit Acceptance Corporation UK Limited, in which position he served until November 1999 when he was named Deputy Managing Director, Credit Acceptance Corporation UK Limited. In December 2001, he was named Managing Director Credit Acceptance Corporation UK Limited in which he was responsible for the operations of the Company’s United Kingdom business segment. Mr. Jones was named Chief Administrative Officer in November 2003, Chief Analytics Officer in December 2004, Chief Originations Officer in June 2006, and to his present position in April 2007. Mr. Jones also assumed the responsibilities of Chief Operating Officer in February 2008.

Michael W. Knoblauch; age 44; Senior Vice President — Loan Servicing.

Mr. Knoblauch joined the Company in 1992. He served as the Company’s collection manager from May 1994 to August 1995. He was named Vice President — Collections in August 1995, Chief Operating Officer in July 1999, Co-President in January 2000, President in October 2000, Chief Operating Officer in January 2002, and to his present position in February 2008.

Kenneth S. Booth; age 40; Chief Financial Officer.

Mr. Booth joined the Company in January 2004 as Director of Internal Audit. He was named Chief Accounting Officer in May 2004 and to his present position in December 2004. From August 1991 until joining the Company, Mr. Booth worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP.

Douglas W. Busk; age 47; Treasurer.

Mr. Busk joined the Company in November 1996 and was named Vice President and Treasurer in January 1997. He was named Chief Financial Officer in January 2000. Mr. Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of the Company’s Capital Services unit. He resumed his duties as Chief Financial Officer and Treasurer in December 2001 and has been in his present position since May 2004.

Steven M. Dion; age 39; Chief Human Resources Officer.

Mr. Dion joined the Company in November 2001 as Vice President — Human Resources and was promoted to his present position in December 2004.

Michael P. Miotto; age 47; Chief Information Officer.

Mr. Miotto joined the Company in November 2006 as Chief Information Officer. From May 2001 through November 2006, he was the Strategic Infrastructure and Marketing and Sales Systems Manager for Ford Motor Company.

Charles A. Pearce; age 43; Chief Legal Officer.

Mr. Pearce joined the Company in January 1996 as General Counsel. He was named Vice President — General Counsel in January 1997; Vice President — General Counsel and Corporate Secretary in June 1999 and to his present position in December 2004.

Meetings and Committees of the Board of Directors

The Board of Directors held four meetings during 2007. All directors attended at least 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors on which he or she served during 2007, which were held during the period that he or she served. Directors are expected to use their best efforts to be present at the annual meeting of shareholders. All of the Company’s directors who were serving at such time of the 2007 Annual Meeting of Shareholders attended the Annual Meeting.

Standing committees of the Board of Directors include the Executive Compensation Committee, the Audit Committee and the Nominating Committee. The members of each of the committees during 2007 were Messrs. Tryforos, Vassalluzzo and Ms. Chamberlain. Mr. Craig resigned effective March 15, 2007. Mr. Vassalluzzo was appointed to the Board of Directors on March 21, 2007. Messrs. Tryforos, Vassalluzzo, and Ms. Chamberlain were determined to be “independent directors” as defined in Marketplace Rule 4200(a)(15) of The Nasdaq Stock Market (“Nasdaq”).

The Board of Directors has adopted charters for each of the three standing committees. The charters are available on the Company’s website at creditacceptance.com through the “Corporate Governance” link on the “Investor Relations” page.

The Executive Compensation Committee held five meetings in 2007. The Executive Compensation Committee’s principal responsibilities include: (a) reviewing and approving on an annual basis the compensation of all executive officers of the Company, (b) making recommendations to the Board of Directors regarding compensation of non-employee directors, and (c) reviewing and administering all benefit plans pursuant to which Company securities (including stock options, restricted share grants, and restricted share unit awards) are granted to the Company’s executive officers or directors.

The Nominating Committee held two meetings in 2007. The Nominating Committee’s principal responsibilities include: (a) establishing criteria for the selection of new Board of Directors members and conducting searches and interviews for individuals qualified to become Board of Directors members; (b) making recommendations to the Board of Directors regarding director nominees for the next annual meeting of shareholders from the pool of identified qualified individuals; and (c) recommending to the Board of Directors which directors should serve on the various committees of the Board of Directors. The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board of Directors members, management, shareholders, search firms and other sources outside the Company. Director candidates need not possess any specific minimum qualifications. Rather, a candidate’s suitability for nomination and election to the Board of Directors will be evaluated in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board of Directors, as well as the Company’s strategy and its regulatory and market environments. The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources. See “Shareholder Proposals and Nominees for 2009 Annual Meeting” for a description of the procedures for shareholders to submit recommendations of candidates for director.

The Audit Committee met ten times in 2007. The Audit Committee’s principal responsibilities include: (a) overseeing the integrity of the Company’s financial statements and financial reporting process, and the Company’s systems of internal accounting and financial controls; (b) overseeing the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (c) overseeing the Company’s disclosure controls and procedures; (d) approving in advance all audit services, to ensure that a written statement is received from the external auditors setting forth all relationships with the Company; (e) reviewing and approving any related party transactions; (f) periodically meeting with the Chief Legal Officer and the appropriate legal staff to review material legal affairs of the Company; and (g) acting as the Qualified Legal Compliance Committee. The Board of Directors has determined that each of the members of the Audit Committee is “independent”, as independence is defined in the applicable Nasdaq and SEC rules for Audit Committee members. The Board of Directors has also determined that Mr. Tryforos, Mr. Vassalluzzo and Ms. Chamberlain are “audit committee financial experts” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for Audit Committee members set forth in the applicable Nasdaq and SEC rules.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to oversight of the independent auditors, corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might reasonably be thought to bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, discussed with the auditors any relationships that may reasonably be thought to impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee also reappointed Grant Thornton as the independent auditors for the fiscal year ended December 31, 2008.

AUDIT COMMITTEE:

GLENDA J. CHAMBERLAIN	THOMAS N. TRYFOROS (CHAIR)	SCOTT J. VASSALLUZZO

Shareholder Communications with the Board of Directors

Shareholders desiring to communicate with the Board of Directors or any individual director may call 1-866-396-0556 or e-mail the Board of Directors by going to the Company’s website at ir.creditacceptance.com/contactboard.cfm. Telephone calls will be taped and summarized by the third party provider which monitors the hotline service. A summary of the calls received will be sent to the Chief Legal Officer, the Director of Internal Audit, the Chairman of the Audit Committee, and to any director to whom communications are addressed. Communications submitted to the Board of Directors through the Company’s website will be received by the Company’s Chief Legal Officer, the Director of Internal Audit, the Chairman of the Audit Committee, and any directors to whom the communication was addressed.

Codes of Ethics

The Company has adopted codes of ethics that apply to the Company’s directors, executive officers and other employees. The codes of ethics are available on the Company’s website at creditacceptance.com through the “Corporate Governance” link on the “Investor Relations” page. Shareholders may also obtain a written copy of the codes of ethics, without charge, by sending a written request to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037. The Company intends to disclose any amendments to, or waivers from, the provisions of the codes of ethics applicable to its directors or executive officers on its website.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for the following individuals, collectively referred to as the “named executive officers”.

•	Donald A. Foss, Chairman of the Board of Directors;

•	Brett A. Roberts, Chief Executive Officer;

•	Steven M. Jones, President;

•	Michael W. Knoblauch, Senior Vice President — Loan Servicing; and

•	Kenneth S. Booth, Chief Financial Officer.

General Philosophy

It is the philosophy of the Executive Compensation Committee that the executive compensation program should align the financial interests of the Company’s executives with the long term interests of the Company and its shareholders and should attract and retain qualified executives to lead the Company toward its goals. To this end, the Executive Compensation Committee believes executive officers should be treated as owners of the Company in terms of the way their incentive compensation is calculated. In making compensation decisions, the Executive Compensation Committee focuses on creating a plan that creates a partnership between the Chairman of the Board of Directors, the Chief Executive Officer, and shareholders. As a result, in addition to their base salary, executive officers receive incentive compensation linked to Company performance that the Executive Compensation Committee believes benefits the shareholders, as described in more detail below.

Role of Executive Officers in Compensation Decisions

Although the Executive Compensation Committee establishes the Company’s compensation philosophy and makes all determinations with respect to the compensation of Company’s officers, the Chief Executive Officer is responsible for providing recommendations on various aspects of the executive compensation program and individual officers’ compensation. Such recommendations include, for example, the designs of the Company’s annual incentive and equity programs, including business goals and performance targets, and adjustments to executive officers’ compensation. The Chief Executive Officer annually reviews the performance of the executive officers (other than the Chairman of the Board of Directors and the Chief Executive Officer whose performance is reviewed by the Executive Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Executive Compensation Committee. The Executive Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. The Executive Compensation Committee delegates compensation decisions with regard to all other officers, other than Mr. Foss, to the Chief Executive Officer and may form and delegate authority to subcommittees when appropriate, provided any action taken by a subcommittee is subsequently reported to the Executive Compensation Committee and ratified. The Executive Compensation Committee may also delegate to the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer the authority to grant options and make awards of shares under the Company’s stock plans under conditions established by the Executive Compensation Committee to the extent permitted by the relevant plan.

Compensation Peer Group

As a part of its process of determining executive compensation, the Company periodically compares the total compensation of its executive officers to a peer group of publicly-traded companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group was considered in the determination of 2007 executive compensation. The Company did not perform this comparison for 2008 as only minimal changes were made to 2008 executive compensation. The companies comprising the Compensation Peer Group for 2007 were:

AmeriCredit Corporation	National Instruments Corporation
Asset Acceptance Capital Corporation	NCO Group, Inc.
Arbitron, Inc.	Portfolio Recovery Associates, Inc.
Citizens Banking Corporation	Pre-Paid Legal Services, Inc.
HomeBanc Corporation	Sterling Bancshares, Inc.
John Wiley & Sons, Inc.	Valassis Communications, Inc.
Keane, Inc.	Vertrue, Inc.
Metris Companies, Inc.	World Acceptance Corporation
Mobile Mini, Inc.

The Company looked at compensation data for three separate groups of companies: (1) companies operating in the financial services industry, (2) companies whose culture and compensation practices were known by the Company and (3) companies selected from Fortune magazine’s “The 100 Best Companies to Work For” list. For each of the three groups, companies were selected so that the average company size represented was comparable to the Company in terms of market value and profitability.

Analysis of 2007 and 2008 Executive Compensation Components

For the fiscal years ended December 31, 2007 and 2008, the principal components of compensation for named executive officers were/are:

•	a base salary;

•	non-equity incentive compensation; and

•	equity incentive compensation (restricted shares and restricted share units).

Base Salary.  Base salaries are reviewed annually and adjusted based upon individual performance and changes in responsibility.

2007 Base Salary Determinations.  In February 2007, the Executive Compensation Committee determined the 2007 base salaries for the named executive officers. Based on the criteria stated above the following salary changes were made: Mr. Roberts’ salary increased from $400,000 to $800,000; Mr. Jones’ salary increased from $240,000 to $500,000; Mr. Knoblauch’s salary increased from $300,000 to $400,000; and Mr. Booth’s salary was increased from $240,000 to $325,000. Mr. Foss’ salary was unchanged in 2007. The increase in Mr. Roberts’ salary was also a result of his restricted share unit award (described in detail below) which makes him ineligible for a cash or restricted share grant incentive award.

2008 Base Salary Determinations.  In February 2008, the Executive Compensation Committee determined the 2008 base salaries for the named executive officers. Mr. Knoblauch’s salary decreased from $400,000 to $275,000 which reflects the reduced scope of his responsibilities in 2008. The remainder of the named executive officers had no change in base salary from 2007 levels.

Incentive Compensation.  Named executive officers are eligible to receive annual incentive compensation. Incentive compensation awards are based in whole or in part on formulas that consider the annual percentage growth in adjusted economic profit generated by the Company in the current year. The Company defines adjusted economic profit as the amount of net operating profit after-tax (net income plus the after-tax cost of interest adjusted for non-recurring items and certain non-GAAP adjustments as included in the Company’s earnings releases and adjustments to reflect carrying costs of stock options) less a cost of capital. Adjusted economic profit is an objective calculation and was chosen as a primary basis for determining incentive compensation because the Company believes it is the best financial framework our executive officers can use to help make decisions that create sustainable shareholder value. Mr. Foss does not receive any form of incentive compensation due to his significant ownership percentage of the Company. His base salary compensates him for the services that he renders to the Company during the year.

2007 and 2008 Non-Equity Incentive Compensation for Mr. Roberts.  Mr. Roberts is not eligible to receive a cash bonus as a result of his restricted share unit grant in February 2007.

2007 and 2008 Non-Equity Incentive Compensation for Mr. Jones.  Mr. Jones’s cash bonus plan is based entirely on the annual percentage growth in adjusted economic profit generated by the Company in the current year. The cost of capital is computed based upon the average amount of capital invested (average debt plus average shareholders equity) multiplied by 6.5%. The cash bonus is computed based upon the following formula: (the annual percentage growth in adjusted economic profit) x (7.5) x (Mr. Jones’s base salary). Under this plan, Mr. Jones did not receive a cash bonus for 2007 as the annual percentage growth in economic profit for 2007, as calculated under the formula defined above, was negative. Mr. Jones’s incentive compensation plan is based solely on Company performance, as in his role as President he has more capacity to impact the Company’s overall performance than the other executive officers (excluding Mr. Roberts and Mr. Foss).

2007 and 2008 Non-Equity Incentive Compensation for Mr. Booth and Mr. Knoblauch.  The cash bonus plan for Mr. Booth and Mr. Knoblauch combines individual and Company performance. Once the individual’s performance rating is determined, they receive a percentage of their base salary as a cash bonus depending on the annual percentage growth in adjusted economic profit generated by the Company in the current year. The percentages fall into three categories: greater than 10% growth, 0% to 10% growth, and less than 0% growth. For 2007, the adjusted economic profit used in the calculation was based on the same formula used for Mr. Jones as mentioned above. For 2008, the adjusted economic profit will be based on the same adjusted economic profit that the Company reports in its earnings releases. Depending on their individual performance rating and the Company’s performance (the annual percentage growth in adjusted economic profit), Mr. Booth and Mr. Knoblauch will receive a cash bonus ranging from 0% to 60% of their base salary.

In February 2007, the Executive Compensation Committee approved an incentive plan for Mr. Booth and Mr. Knoblauch that was based strictly on Company financial performance, similar to the plan above for Mr. Jones. At the recommendation of the CEO, the incentive plan for Mr. Booth and Mr. Knoblauch was subsequently changed to the plan described in the previous paragraph. The CEO believed that a plan the combined both individual and Company performance for Mr. Booth and Mr. Knoblauch was more appropriate given the nature of their responsibilities.

Equity Incentive Compensation.  The Company currently has one equity incentive plan, the Incentive Compensation Plan (the “Incentive Plan”), under which grants of equity-based awards may be made. Although the Incentive Plan permits the Executive Compensation Committee to grant a wide variety of equity based compensation and has wide latitude to determine the terms of such awards, the Executive Compensation Committee has granted shares of restricted stock and restricted share units to executive officers, having concluded that such grants align the interests of management with those of the Company’s shareholders over time.

The Executive Compensation Committee’s practice is to determine the dollar amount of equity compensation and to then grant a number of restricted shares and restricted share units having a fair market value equal to that amount on the date of grant based on the average of the high and low sale prices of the stock on such date. With the exception of significant promotions and new hires, the Executive Compensation Committee generally makes these awards at the first meeting each year following the availability of the financial results for the prior year. These grants were made on February 22, 2007, for the fiscal year ended December 31, 2006 and on February 28, 2008, for the fiscal year ended December 31, 2007.

2007 Equity Incentive Compensation for Mr. Roberts.  On February 22, 2007, the Executive Compensation Committee approved an award of 300,000 restricted share units to Mr. Roberts, the Chief Executive Officer. Each restricted share unit represents and has a value equal to one share of common stock of the Company. The restricted share units will be earned over a five year period starting in 2007, based upon the compounded annual increase in the Company’s adjusted economic profit. Adjusted economic profit is defined for the purposes of the restricted share unit vesting calculation as net income (adjusted for non-recurring items and certain non-GAAP adjustments as included in the Company’s earnings releases and adjustments to reflect carrying costs of stock options) less a cost of equity. The cost of equity is determined based on a formula that considers the risk of the business (assessed at 5% + the average 30 year treasury rate) and the risk associated with the Company’s use of debt. The actual formula utilized for determining the cost of equity is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – the pre-tax average cost of debt rate) x (average debt/(average equity + average debt * tax rate)]. Each year, 20% of the grant is eligible to vest. In 2007, under the formula described above, adjusted economic profit improved at least 10% as compared to 2006, so 100% of the restricted share units eligible to vest vested (60,000). In 2008 through 2011, if the compounded growth in economic profit measured from 2006 is 10% or greater, then 100% of the restricted share units eligible to vest will vest, including the restricted share units that did not vest in prior years. During this same period, if compounded growth in economic profit is greater than 0% but less than 10%, then half of the eligible restricted share units will vest, including restricted share units that did not vest in prior years. As a result of this grant, Mr. Roberts will not participate in other incentive compensation over the five year period. Any earned shares will be distributed to Mr. Roberts on February 22, 2014. In the event of a change in control of the Company, the award will fully vest at the target amount and the value will be payable in cash within 30 days after the change in control. During the performance period (2007-2011) the Company will credit Mr. Roberts, on each date that the Company pays a cash dividend to holders of common stock generally, an additional number of restricted share units equal to the total number of whole restricted share units and additional share units previously credited multiplied by the dollar amount of the cash dividend paid per share of common stock by the Company on such date, divided by the closing price of a share of common stock on such date. The restricted share units may not be sold, transferred, pledged assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Mr. Roberts will have no voting rights or right to transfer the restricted share units or the underlying shares until shares of common stock are vested and issued to him. Mr. Roberts’s equity incentive compensation plan is on a longer term basis than the other executive officers in order to align his interests with shareholders’ investment in the Company.

2007 and 2008 Equity Incentive Compensation for Mr. Jones.  Mr. Jones’s equity portion of his incentive compensation plan is based on the same calculation as his non-equity incentive compensation. Specifically, the fair value of equity awards granted will be equivalent to the value of the non-equity incentive compensation earned, less an amount which reflects an estimate of the cost of any stock options previously awarded to Mr. Jones, which are still outstanding as of the date of the current period equity award. Mr. Jones receives his equity incentive compensation in the form of restricted share grants.

2007 and 2008 Equity Incentive Compensation for Mr. Booth and Mr. Knoblauch.  The equity portion of the incentive compensation plan for Mr. Booth and Mr. Knoblauch is based on the same calculation as the non-equity incentive compensations. Specifically, the fair value of equity awards granted will be equivalent to the value of the non-equity incentive compensation earned, less an amount which reflects an estimate of the cost of any stock options previously awarded, which are still outstanding as of the date of the current period equity award. Mr. Booth and Mr. Knoblauch receive their equity compensation in the form of restricted share grants.

Recipients of restricted share grants have full rights as shareholders other than the right to transfer the shares prior to vesting. The restricted shares granted for 2007 performance will vest in accordance with the following schedule, provided that the named executive officer is employed with the Company through those dates:

•	1/3 of the original number of restricted shares will vest on the first anniversary of the grant date;

•	1/3 of the original number of restricted shares will vest on the second anniversary of the grant date; and

•	1/3 of the original number of restricted shares will vest on the third anniversary of the grant date.

If employment is involuntarily terminated within six months following a change in control of the Company, the shares are not forfeited but, instead, will continue to vest on the schedule set forth above.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company’s Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Incentive Plan has been structured to cause compensation paid under the Incentive Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

It is possible that other components of the Company’s compensation program may result in payments to executive officers that would be subject to the restriction on deductibility. However, the Executive Compensation Committee believes that it may be appropriate from time to time to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders, and reserves the authority to approve non-deductible compensation in appropriate circumstances. The Executive Compensation Committee does not expect the non-deductible amount of executive compensation to be material to the Company. As a result, the Executive Compensation Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Executive Compensation Committee intends to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that compensation intended by the Executive Compensation Committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE

GLENDA J. CHAMBERLAIN	THOMAS N. TRYFOROS (CHAIR)	SCOTT J. VASSALLUZZO

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers of the Company who were serving as executives as of December 31, 2007 and 2006.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and			Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary	(a)	(b)	(c)	(d)	Total

Donald A. Foss	2007	$475,000	$—	$—	$—	$1,250	$476,250
Chairman of the Board	2006	$475,000	$—	$—	$—	$1,250	$476,250
Brett A. Roberts(e)	2007	$764,615	$3,725,904	$—	$—	$—	$4,490,519
Chief Executive Officer	2006	$400,000	$520,179	$—	$319,744	$—	$1,239,923
Steven M. Jones	2007	$482,692	$97,845	$—	$—	$—	$580,537
President	2006	$279,692	$67,752	$2,852	$134,704	$—	$485,000
Michael W. Knoblauch	2007	$391,923	$80,734	$—	$—	$1,250	$473,907
Senior Vice President — Loan Servicing	2006	$297,596	$5,318	$—	$159,872	$1,250	$464,036
Kenneth S. Booth	2007	$318,077	$89,662	$—	$48,750	$1,250	$457,739
Chief Financial Officer	2006	$236,154	$31,552	$—	$70,736	$1,250	$339,692

(a)	The amounts reported in this column represent amounts that have been expensed in the Company’s financial statements in accordance with Financial Accounting Standards No. 123R (“FAS 123(R)”) in connection with restricted share grants and restricted stock unit grants in accordance with the Company’s Incentive Compensation Plan for fiscal years ended December 31, 2007 and 2006, respectively. These amounts are based on the grant date fair value of such awards expensed over the requisite vesting period and thus include amounts from awards granted in and prior to 2007 and 2006. Assumptions used in the calculation of these amounts are included in Note 10 and Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 and 2006 respectively, which are included in the Company’s 2007 and 2006 Annual Report on Form 10-K. In addition, see footnote (e) of this Summary Compensation Table.

(b)	The amounts reported in this column represent amounts that have been expensed in the Company’s financial statements in accordance with FAS 123(R) in connection with stock option awards granted in accordance with the Company’s 1992 Stock Option Plan (the “1992 Plan”) for fiscal years ended December 31, 2007 and 2006, respectively. These amounts are based on the grant date fair value of such awards expensed over the requisite vesting period and thus include amounts relating to options granted prior to 2006. No options were granted during 2007. As of December 31, 2007, all stock options were fully vested and expensed. The 1992 Plan was terminated as to future grants on May 13, 2004, with shareholder approval of the Incentive Plan. Assumptions used in the calculation of this amount are included in Note 10 and Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 and 2006 respectively, included in the Company’s 2007 and 2006 Annual Report on Form 10-K.

(c)	The determination for the amounts in this column was approved by the Executive Compensation Committee on February 28, 2008 for the year ended December 31, 2007 and February 22, 2007 for the year ended December 31, 2006 and paid out shortly thereafter. These amounts are described in the Compensation Discussion and Analysis section of this Proxy Statement.

(d)	The amounts disclosed in this column consist of the Company’s matching contribution for the 401(k) Profit Sharing Plan. The cost to the Company of perquisites provided in 2007 and 2006 to the named executive officers did not exceed $10,000.

(e)	With respect to the 2007 grant of restricted share units, the amount included in this column includes $3.4 million expensed in the Company’s financial statements in accordance with FAS 123(R) for the fiscal year ended December 31, 2007. The restricted share unit award vests based on attaining certain performance criteria over a five-year period. GAAP accounting requires the awards to be expensed so that more expense is recorded during the early years of the vesting period. Assuming that future performance criteria are attained, the amounts expensed are expected to be $2.2 million in 2008, $1.3 million in 2009, $0.7 million in 2010, and $0.3 million in 2011.

2007 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning each grant of an award made to a named executive officer in 2007. Mr. Foss does not receive any form of incentive compensation due to his significant ownership percentage of the Company.

					Estimated Future Payouts
		Estimated Future Payouts Under			Under			Grant Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Value of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	($)	($)(a)	($)	(#)	(#)(b)(c)	(#)	($)(d)

Brett A. Roberts		$—	$—	$—
	2/22/2007				—	301,144	—	$7,920,076
Steven M. Jones		$—	$—	$—
	2/22/2007				—	3,895	—	$102,400
Michael W. Knoblauch		$—	$—	$240,000
	2/22/2007				—	5,530	—	$145,384
Kenneth S. Booth		$—	$48,750	$195,000
	2/22/2007				—	4,650	—	$122,249

(a)	The amounts reported in this column were determined in accordance with the formulas determined by the Executive Compensation Committee in accordance with the Incentive Plan. The cash portion of the named executive officers’ 2007 bonuses were calculated as follows:

(i.)	Mr. Roberts is not eligible to receive a cash bonus as a result of his restricted share unit grant in February 2007.

(ii.)	Mr. Jones’s cash bonus plan is based entirely on the annual percentage growth in adjusted economic profit generated by the Company in the current year. The cost of capital is computed based upon the average amount of capital invested (average debt plus average shareholders equity) multiplied by 6.5%. The cash bonus is computed based upon the following formula: (the annual percentage growth in adjusted economic profit) x (7.5) x (Mr. Jones’s base salary). Under this plan, Mr. Jones did not receive a cash bonus for 2007 as the annual percentage growth in economic profit for 2007, as calculated under the formula defined above, was negative.

(iii.)	The cash bonus plan for Mr. Booth and Mr. Knoblauch combines individual and Company performance. Once the individual’s performance rating is determined, they receive a percentage of their base salary as a cash bonus depending on the annual percentage growth in adjusted economic profit generated by the Company in the current year. The percentages fall into three categories: greater than 10% growth, 0% to 10% growth, and less than 0% growth. For 2007, the adjusted economic profit used in the calculation was based on the same formula used for Mr. Jones as mentioned above. For 2008, the adjusted economic profit will be based on the same adjusted economic profit that the Company reports in its earnings releases. Depending on their individual performance rating and the Company’s performance (the annual percentage growth in economic profit), Mr. Booth and Mr. Knoblauch will receive a cash bonus ranging from 0% to 60% of their base salary.

(b)	The amounts reported in this column were determined in accordance with the formula determined by the Executive Compensation Committee in accordance with the Incentive Plan. The number of restricted shares granted was determined based on the average of the high and low market prices of the Company’s common stock on February 22, 2007 which was $26.30 per share. The restricted share awards were granted pursuant to a restricted stock grant agreement, the form of which was filed by the Company as Exhibit 10(q)(4) to the Current Report on Form 8-K dated February 22, 2007. These awards vest in accordance with the vesting schedule outlined in Footnote (a) to the Outstanding Equity Awards at Fiscal Year End table.

(c)	The amounts reported for Mr. Roberts also includes 300,000 restricted stock units granted pursuant to a restricted stock unit award agreement which was filed by the Company as Exhibit 10(q)(5) to the Current Report on Form 8-K dated February 22, 2007. The restricted stock units will be earned over a five year period based upon the annual increase in the Company’s adjusted economic profit, as more fully described in the Compensation Discussion and Analysis section in this Proxy Statement. As a result of this grant, Mr. Roberts will not participate in other annual cash bonuses or annual restricted stock grants over the five year period. Any earned shares will be distributed to Mr. Roberts on February 22, 2014.

(d)	The amounts reported in this column represent the grant-date fair value of the awards in accordance with FAS 123(R). Assumptions used in the calculation of this amount are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s 2007 Annual Report on Form 10-K.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

The following table provides information with respect to unexercised options and shares of restricted stock and restricted share units held by the named executive officer as of December 31, 2007. Mr. Foss does not have any outstanding equity awards due to his significant ownership percentage of the Company.

	Option Awards				Stock Awards
						Equity
						Incentive
					Equity Incentive	Plan Awards:
					Plan Awards :	Market or
					Number of	Payout Value
	Number of	Number of			Unearned	of Unearned
	Securities	Securities			Shares, Units	Shares, Units
	Underlying	Underlying			or Other	or Other
	Unexercised	Unexercised	Option		Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(a)(b)	($)(c)

Brett A. Roberts	100,000	—	$8.31	3/6/2008
	100,000	—	$3.63	12/31/2009
	452,469	—	$9.25	1/2/2012
					345,247	$7,136,255
Steven M. Jones	50,000	—	$10.33	11/17/2013
					17,482	$361,353
Michael W. Knoblauch	50,000	—	$8.31	3/6/2008
	100,000	—	$3.63	12/31/2009
	100,000	—	$9.89	2/11/2012
					6,655	$137,559
Kenneth S. Booth	10,000	—	$17.05	2/27/2014
					11,217	$231,855

(a)	Represents shares of restricted stock granted under the Incentive Plan. Restricted stock granted in 2007 have time-based vesting requirements and will vest in accordance with the following schedule, provided that the named executive officer is employed with the Company through those dates:

•	1/3 of the original number of restricted shares will vest on the first anniversary of the grant date;

•	1/3 of the original number of restricted shares will vest on the second anniversary of the grant date; and

•	1/3 of the original number of restricted shares will vest on the third anniversary of the grant date.

If employment is involuntarily terminated within six months following a change in control of the Company, the shares are not forfeited but, instead, will continue to vest on the schedule set forth above.

Restricted stock granted prior to 2007 have performance based vesting requirements and will vest in full or in part based on the Company doubling adjusted earnings per share within a certain period of time. The adjusted earnings per share of the year preceding the grant serves as the “baseline year”. Vesting is as follows:

•	100% of the grant will vest if annual adjusted earnings per share doubles in any of the five years following the baseline year;

•	50% of the grant will vest if annual adjusted earnings per share doubles in the sixth year following the baseline year;

•	25% of the grant will vest if annual adjusted earnings per share doubles in the seventh year following the baseline year;

•	Otherwise 0%.

(b)	The amounts reported for Mr. Roberts also includes 240,000 restricted share units granted pursuant to a restricted share unit award agreement which was filed by the Company as Exhibit 10(q)(5) to the Current Report on Form 8-K dated February 22, 2007. The restricted share units will be earned over the remaining four year period based upon the annual increase in the Company’s adjusted economic profit, as more fully described in the Compensation Discussion and Analysis section of this Proxy Statement. As a result of this grant, Mr. Roberts will not participate in other annual cash bonuses or annual restricted share grants over the five year period. Any earned shares will be distributed to Mr. Roberts on February 22, 2014.

(c)	Value is equal to the closing market price of $20.67 per share on the Nasdaq on December 31, 2007, multiplied by the number of restricted shares held.

2007 OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to options exercised and shares vesting by the named executive officers during 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Donald A. Foss	—	$—	—	$—
Brett A. Roberts(a)	—	$—	60,000	$1,240,200
Steven M. Jones	54,029	$781,265	—	$—
Michael W. Knoblauch	111,600	$2,331,592	—	$—
Kenneth S. Booth	—	$—	—	$—

(a)	Receipt of the value realized on vesting as reported for Mr. Roberts is deferred. The amounts relate to restricted share units granted pursuant to a restricted share unit award agreement which was filed by the Company as Exhibit 10(q)(5) to the Current Report on Form 8-K dated February 22, 2007. The restricted share units will be earned over the remaining four year period based upon the annual increase in the Company’s adjusted economic profit. As a result of this grant, Mr. Roberts will not participate in other annual cash bonuses or annual restricted share grants over the five year period. Any earned shares will be distributed to Mr. Roberts on February 22, 2014 and any value realized will be received at that time.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals /	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)	($)(a)	($)	($)	($)

Brett A. Roberts	$—	$6,201,000	$—	$—	$6,201,000

(a)	The amount relates to the 300,000 restricted share units granted in fiscal year ended December 31, 2007 which are subject to section 409A of the Internal Revenue Code and are more fully described in the Compensation Discussion and Analysis section of this Proxy Statement. The contribution reported is equal to the closing market price of $20.67 per share on the Nasdaq on December 31, 2007, multiplied by the 300,000 restricted share units. The amount includes $3.4 million that was expensed in the Company’s financial statements in accordance with FAS 123(R) for the fiscal year ended December 31, 2007, and is included as compensation as set forth in the Summary Compensation Table of this Proxy Statement.

2007 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors in 2007. Directors who are employees of the Company are not compensated for their services as a director. All non-employee directors receive regular compensation under the same terms. As of March 15, 2007, Mr. Craig is no longer a member of the Board of Directors.

	Fees
	Earned
	or Paid	Option
	in Cash	Awards	Total
Name	($)	($)(a)	($)

Glenda J. Chamberlain(b)	11,000	69,218	80,218
Harry E. Craig	3,500	—	3,500
Thomas N. Tryforos	13,500	—	13,500
Scott J. Vassalluzzo	10,500	—	10,500

(a)	The amount reported in this column represents the amount that has been expensed in the Company’s financial statements in accordance with FAS 123(R) in connection with a stock option award previously granted under the Company’s Director Stock Option Plan (the “Director Plan”) for fiscal year ended December 31, 2007. The amount is based on the grant date fair value of such award expensed over the requisite vesting period. No options were granted during 2007. The Director Plan was terminated as to future grants on May 13, 2004 with shareholder approval of the Incentive Plan. Assumptions used in the calculation of this amount are included in Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s 2007 Annual Report on Form 10-K.

(b)	As of December 31, 2007, Ms. Chamberlain had 100,000 stock options outstanding and exercisable.

For 2007, all outside Board of Directors members received $1,500 for each Board of Directors meeting attended plus $500 for each committee meeting attended and were reimbursed for travel related expenses. Non-employee directors were also eligible to participate in the Company’s Incentive Plan. There were no equity awards made under the Incentive Plan in 2007 to non-employee directors.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In the normal course of business, the Company has maintained business relationships and engaged in certain transactions with companies owned by Donald Foss, the Company’s majority shareholder and Chairman of the Board of Directors and a member of Mr. Foss’s immediate family (the “Foss Companies”).

Contract Assignments

In the normal course of its business, the Company makes dealer loans to the Foss Companies, which totaled approximately $16.1 million and $17.9 million at December 31, 2007 and 2006 respectively. The total amount of cash advanced for the year ended December 31, 2007 and 2006 was $10.1 million and $13.8 million respectively. The Company makes dealer loans to the Foss Companies and non-affiliated dealer-partners on the same basis.

Other

Beginning in 2000, the Company offered a line of credit arrangement to certain dealerships who were not participating in the Company’s core program. The Company ceased offering this program to new dealerships in the third quarter of 2001 and has been reducing the amount of capital invested in this program since that time. Beginning in 2002, entities owned by Mr. Foss began offering secured lines of credit to third parties in a manner similar to the Company’s prior program. In December of 2004, Mr. Foss sold his ownership interest in these entities but he continues to have indirect control over these entities and has the right or obligation to reacquire the entities under certain circumstances until December 31, 2014 or the repayment of the related purchase money note.

In accordance with its written charter, the Audit Committee reviews and approves all of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other material related party transactions. Any such transactions would be reviewed by the Audit Committee in light of whether it resulted in a conflict of interest for the individual and whether such transaction is fair to and in the best interest of the Company. The terms of the transactions described above under “Contract Assignments” were previously approved by the Audit Committee; therefore, the Audit Committee does not intend to re-approve these transactions and relationships unless they no longer occur in the ordinary course of the Company’s business and the terms change such that the transactions no longer occur on the same terms as transactions with non-affiliated dealer-partners.

INDEPENDENT ACCOUNTANTS

PROPOSAL 2 — RATIFICATION OF GRANT THORNTON

The following sets forth information as to Grant Thornton, the Company’s independent registered public accounting firm. The Board of Directors recommends a vote FOR ratifying the selection of Grant Thornton as the Company’s independent registered public accounting firm for 2008. Executed proxies will be voted FOR the ratification of Grant Thornton as the Company’s independent registered public accounting firm for 2008 unless shareholders specify otherwise in their proxies. The ratification of the independent registered public accounting firm requires a majority of the votes cast. Broker non-votes and abstentions will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the ratification of Grant Thornton as the Company’s independent registered public accounting firm for 2008.

Although ratification is not required by the Company’s bylaws or otherwise, the Board of Directors is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to provide such ratification, the Audit Committee will reconsider its approval of Grant Thornton as the independent registered public accountants for 2008. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

General

The Audit Committee has appointed Grant Thornton as the Company’s independent accountants to perform an integrated audit of the consolidated financial statements of the Company and the effectiveness of the Company’s internal controls over financial reporting for 2008. Grant Thornton has served as the Company’s independent accountants since their appointment by the Audit Committee on July 20, 2005, and acted as the Company’s independent accountant in 2007 to audit the financial statements included in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2007. Representatives of Grant Thornton will be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

Change in Independent Accountants

There has been no change in the Company’s independent registered public accounting firm for any of the periods presented in this proxy statement.

Fees Paid to Independent Accountants

The following table provides a summary of the aggregate fees billed by Grant Thornton for 2007 and 2006 (in thousands):

	2007	2006

Audit fees(1)	$624	$627
Audit-related fees(2)	130	111
Tax fees	—	—
All other fees	—	—

Total fees	$754	$738

(1)	Includes fees for the audit of the Company’s annual consolidated financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting, and the review of the Company’s interim consolidated financial statements. The 2006 fees also include fees for the attestation of management’s report on the effectiveness of internal controls over financial reporting, which was not required in 2007.

(2)	Includes fees for the audit of the Company’s employee benefit plan and agreed-upon procedures for the Company’s debt secured financings. The 2007 fees also include fees for statutory audits in the United Kingdom and Ireland, and assistance with the Company’s consideration of implementing SFAS 159. The 2006 fees also include fees for the assistance with the Company’s implementation of FIN 48 and assistance with the Company’s response to a comment letter received from the SEC.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Grant Thornton and satisfied itself as to the maintenance of the auditors’ independence.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent accountants are permitted to perform for the Company under applicable federal securities regulations. The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountants, up to predetermined fee levels. Any proposed services not qualifying as a pre-approved specified service, and pre-approved services exceeding the predetermined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. Since May 6, 2003, all services provided by the Company’s independent auditors were pre-approved by the Audit Committee. The policy has not been waived in any instance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received since January 1, 2007, and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with except that Mr. Miotto was late in reporting a surrender of shares to cover payroll taxes.

OTHER BUSINESS MATTERS

The only matters which management intends to present to the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2009 ANNUAL MEETING

Shareholder Proposals

Proposals by shareholders which are intended to be presented at the 2009 Annual Meeting of Shareholders must be submitted to the Secretary of the Company no later than December 11, 2008 in order to be considered for inclusion in the Company’s 2009 proxy materials. The Company expects the persons named as proxies for the 2009 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide the Company with written notice of such proposal on or before February 24, 2009.

Shareholder Nominees

Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating Committee for the 2009 Annual Meeting should submit such recommendations to the Chief Legal Officer of the Company not later than October 31, 2008. The recommendation should be accompanied by (i) the name and address of the shareholder recommending the candidate, (ii) evidence of the shareholder’s ownership of Company shares along with an undertaking that the shareholder will continue to own such shares through the date of the Annual Meeting, (iii) all information regarding the candidate that would be required to be disclosed in the Company’s Annual Meeting Proxy Statement if the candidate is nominated by the Board of Directors, and (iv) the candidate’s consent to serve as a director if elected. The Chief Legal Officer will forward any recommendations to the Nominating Committee. The Nominating Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating Committee.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, required to be filed with the SEC, without exhibits, will be furnished without charge to any shareholder of record or beneficial owner of common shares upon written request the Company’s Corporate Secretary at the address on the notice of Annual Meeting accompanying this Proxy Statement.

By Order of the Board of Directors,
Charles A. Pearce
Corporate Secretary

April 10, 2008

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2008. Vote by Internet • Log on to the Internet and go to www.investorvote.com/CACC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Donald A. Foss 02 — Glenda J. Chamberlain 03 — Brett A. Roberts 04 — Thomas N. Tryforos 05 — Scott J. Vassalluzzo For Against Abstain 2. Ratify the selection of Grant Thorton LLP as Credit Acceptance Corporation’s Independent Registered Public Accounting Firm for 2008. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN5 1 C V 0 1 7 4 1 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00VNAB

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Credit Acceptance Corporation This Proxy is Solicited on Behalf of The Board of Directors For the Annual Meeting of Shareholders May 21, 2008 The undersigned hereby constitutes and appoints Charles A. Pearce and Brett A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 21, 2008 at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 10, 2008 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 10, 2008, and the 2007 Annual Report to Shareholders, and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE. (Continued and to be voted on reverse side.)